UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 29, 2016 (Date of earliest event reported)

Ritchie Bros. Auctioneers Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Canada	001-13425	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

9500 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J0C6
(Address of principal executive offices) (Zip Code)

(778) 331-5500
(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 29, 2016, Ritchie Bros. Auctioneers Incorporated (the “Company”, or “Ritchie”), on behalf of itself and its wholly owned subsidiaries, entered into a Strategic Alliance and Remarketing Agreement (the “Alliance Agreement”) with IronPlanet, Inc., a Delaware corporation (“IronPlanet”), and Caterpillar Inc., a Delaware corporation (“Caterpillar”) with respect to the formation of a strategic alliance that is subject to, contingent upon and will not be effective until consummation of the Agreement and Plan of Merger dated as of August 29, 2016 (the “Merger Agreement”) pursuant to which Ritchie will acquire one hundred percent (100%) of the issued and outstanding capital stock of IronPlanet Holdings, Inc., the parent of IronPlanet (the “Merger”). The proposed Merger and the Merger Agreement are more fully described in the separate Current Report on Form 8-K filed by Ritchie on the date hereof.

The Alliance Agreement provides that upon consummation of the Merger Caterpillar shall designate Ritchie as a “preferred” but nonexclusive provider for online and on-site auctions and marketplaces (including, those of IronPlanet) in the countries where Ritchie does business in exchange for commission rate discounts to Ritchie’s standard rates and access to certain data and information.

If the Merger has not been consummated by the End Date, as such term is defined in the Merger Agreement, or the Merger is approved by any regulatory authority on the condition that Ritchie make any changes to its business (structure, process or otherwise) that may materially impact Caterpillar’s value and benefit derived from the alliance or the intents of the Alliance Agreement (as determined by Caterpillar in its reasonable discretion), the Alliance Agreement shall be null and void and of no further force and effect.

Caterpillar and its dealers own a minority position in IronPlanet Holdings, Inc., the parent of IronPlanet.

Term and Termination

The Alliance Agreement becomes effective upon consummation of the Merger contemplated by the Merger Agreement and will supersede and terminate an existing operating and remarketing agreement between Caterpillar and IronPlanet Holdings, Inc.

The term of the Alliance Agreement will be a five-year period from the effective date, to be automatically renewed for consecutive renewal terms of three years each, except that Ritchie may elect to terminate the Alliance Agreement if the Caterpillar Volume Commitment has not been met for the previous calendar year, subject to compliance with an agreed cure and dispute resolution procedure and the giving of 12 months’ advanced written notice of termination prior to the end of the then-applicable term.

During the term of the Alliance Agreement, to the extent the parties are unable to resolve a dispute after making reasonable efforts, either party may terminate the Alliance Agreement for cause upon not less than 12 months’ written notice prior to the end of the then-current initial term or renewal term, as the case may be.

In the event of a termination, the Alliance Agreement provides for transition services which may provide Caterpillar with continuity of certain benefits of up to 24 months (or as few as 12 months in the event Ritchie terminated for cause) following notice of any termination.

Ritchie’s Preferred Status

During the initial term or any renewal term of the Alliance Agreement, Ritchie shall be designated as a “preferred” but nonexclusive provider of online and on-site auction services by Caterpillar as provided in the Alliance Agreement. In consideration of such designation and in accordance with the terms of the Alliance Agreement, Ritchie shall provide use of its auction sites (physical and online) to Caterpillar and Caterpillar dealers on which Caterpillar and Caterpillar dealers can consign, list and advertise equipment and other items for sale to potential buyers, on a discounted and fixed volume-based commission rate structure for straight-commission business in addition to a standard listing fee for each item of equipment inspected by Ritchie in advance of a sale.

In conjunction, Caterpillar agrees that a minimum percentage of the total volume of used equipment disposed of by Caterpillar via public online or on-site auctions in North America, the United Kingdom, Australia, the Middle East, and the European Union shall be disposed of through Ritchie’s auctions (“Caterpillar Volume Commitments”). Failure by Caterpillar to achieve the Caterpillar Volume Commitments in any calendar year may, subject to an agreed-upon cure procedure, result in Ritchie restricting Caterpillar’s continued access to certain data and information more fully described below.

Ninety days in advance of the expiration of the initial term and any renewal term of the Alliance Agreement, the parties will review commission rates and volume and negotiate in good faith potential rate or volume increases or decreases for the succeeding renewal term, subject to an agreed-upon cap in respect of any rate increases. If the parties cannot agree on the Caterpillar Volume Commitments for any renewal term, certain minimums would apply.

Data and Marketing

Ritchie will provide Caterpillar with a worldwide, fully paid up, royalty free, non-exclusive license to access IronPlanet’s dealer portal tool, and certain applications included therein, to provide certain data and information related to equipment sales. Ritchie will also provide certain customer information on Caterpillar-branded equipment and Caterpillar-consigned equipment (together with the data and information from the dealer portal tool, the “Information”). Ritchie grants Caterpillar a worldwide, perpetual, fully paid up, royalty free, non-exclusive, irrevocable, transferable license to receive, use, review, share, distribute and make derivative works from the Information.

Ritchie will provide Caterpillar and Caterpillar dealers (through separate dealer remarketing agreements) with volume discounts on Mascus advertising and syndication worldwide, the specifics of such discounts to be agreed upon by the parties. Caterpillar will strive to support Ritchie’s building of the Mascus business in North and South America through Ritchie’s creation and marketing of a Mascus advertising program to Caterpillar, Cat Financial and Caterpillar dealers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2016	Ritchie Bros. Auctioneers Incorporated

	By:	/s/ Darren Watt
Darren Watt
General Counsel & Corporate Secretary